EXHIBIT 15.1

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MidAmerican Energy Holdings Company

Des Moines, Iowa

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of MidAmerican Energy Holdings Company and subsidiaries for the three-month periods ended March 31, 2008 and 2007, and have issued our report dated May 2, 2008. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, is being used in this Amendment No. 1 to Registration Statement No. 333-151427.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of such Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP Des Moines, Iowa
June 30, 2008